Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of WGL Holdings, Inc. and Washington Gas Light Company (collectively, “the Companies”) of our reports dated November 18, 2015, relating to the consolidated financial statements and financial statement schedule of WGL Holdings, Inc. and subsidiaries and the financial statements and financial statement schedule of Washington Gas Light Company, and the effectiveness of WGL Holdings, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of WGL Holdings, Inc. and Washington Gas Light Company for the year ended September 30, 2015.

WGL Holdings, Inc.

Form S-8 No. 333-104571
Form S-8 No. 333-104572
Form S-8 No. 333-142983
Form S-8 No. 333-171160
Form S-3 No. 333-192731
Form S-3 No. 333-198218

Washington Gas Light Company

Form S-3 No. 333-206576
/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
November 18, 2015